Exhibit 23.2

      We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus contained in this Registration Statement on Form S-3. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

Dated: September 2, 2005